Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Newegg Commerce, Inc.

City of Industry, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2021, except for Notes 1, 2, 12,13, 14, 15 and 21, to which the date is November 15, 2021, relating to the consolidated financial statements of Newegg Commerce, Inc. (f/k/a Newegg Inc.), which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Los Angeles, California
December 10, 2021